As filed with the Securities and Exchange Commission on July 28, 2020

Registration Statement File No. 333-227327

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 (NO. 333-227327)

to

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

KLX ENERGY SERVICES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4904146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1300 Corporate Center Way, Wellington, Florida	33414
(Address of principal executive offices)	(Zip Code)

KLX ENERGY SERVICES HOLDINGS, INC. 2018 DEFERRED COMPENSATION PLAN

(Full titles of the plan)

Christopher J. Baker

1300 Corporate Center Way

Wellington, Florida 33414

(561) 383-5100

(Name, address and telephone of agent for service)

Copies to:

Valerie Ford Jacob, Esq.
Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue
New York, New York 10022
(212) 277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On July 28, 2020, Krypton Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of KLX Energy Services Holdings, Inc. (the “Registrant”) merged with and into Quintana Energy Services Inc., a Delaware corporation (“Quintana”), with Quintana surviving the transaction as an indirect and wholly owned subsidiary of the Registrant (the “Merger”). In connection with the consummation of the Merger, pursuant to its terms, the KLX Energy Services Holdings, Inc. 2018 Deferred Compensation Plan (the “Plan”) terminated.

The Registrant is filing this Post-Effective Amendment to its Registration Statement on Form S-8 to deregister the unsecured deferred compensation obligations of the Registrant to pay deferred compensation in the future (the “Obligations”) in accordance with the terms of the Plan previously registered by the Registrant pursuant to the registration statement on Form S-8 (Registration Statement No. 333-227327), registering $12,000,000 of Obligations under the Plan, filed with the Securities and Exchange Commission on September 13, 2018 (the “Registration Statement”).

The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Plan under the Registration Statement and removes from registration any and all Obligations registered but unsold or otherwise unissued under the Plan pursuant to the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any Obligations that had been registered for issuance but remain unsold at the termination of the offering under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wellington, State of Florida on the 28th day of July, 2020.

KLX ENERGY SERVICES HOLDINGS, INC.
By:	/s/ Christopher J. Baker
	Name:	Christopher J. Baker
	Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.

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